Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com March 14, 2025	Facsimile: +1 713 836 3601

Gogo Inc.

105 Edgeview Dr., Suite 300

Broomfield, CO 80021

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Gogo Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2025 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to the registration by the Company of an aggregate of up to 2,275,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) up to 2,100,000 shares of Common Stock eligible for issuance upon the vesting and settlement of inducement awards consisting of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to be granted to Messrs. Christopher Moore and Zachary Cotner pursuant to certain Restricted Stock Unit Agreements entered into with each of Messrs. Moore and Cotner (the “RSU and PSU Award Agreements”) as material inducement for each of their employment with the Company as Chief Executive Officer and Chief Financial Officer, respectively, in compliance with and in reliance on Listing Rule 5635(c)(4) of The Nasdaq Stock Market LLC (“Nasdaq”), and (ii) up to 175,000 shares of Common Stock eligible for issuance upon the vesting and settlement of inducement awards consisting of RSUs to be granted to Messrs. Jeffrey Keller, Hayden Olson, Michael Christensen, Colin Quarless, Matthew Esposito and Nicholas Cook in accordance with the terms of each of the respective Restricted Stock Unit Agreements, by and between the Company and each of Messrs. Jeffrey Keller, Hayden Olson, Michael Christensen, Colin Quarless, Matthew Esposito, and Nicholas Cook (the “RSU Award Agreements” and, together with the RSU and PSU Award Agreements, the “Inducement Award Agreements”) as material inducement for each of their employment with the Company as Senior Vice President, Global Networks & Infrastructure; Executive Vice President, General Manager, SD Government; Executive Vice President, Chief Commercial Officer; Executive Vice President, Business Development and Strategy; Senior Vice President, Global Customer Operations and Vice President, Flight Deck Services, respectively, in compliance with and in reliance on Listing Rule 5635(c)(4) of Nasdaq.

Though not awarded pursuant to the Company’s 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), the RSUs and PSUs (together, the “Inducement Awards”) have been issued subject to the terms and conditions of the 2024 Plan.

In connection with the registration of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Third Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) resolutions of the compensation committee of the Company’s board of directors with respect to the issuance of the Shares pursuant to the Inducement Awards, (iv) the Inducement Award Agreements, (v) the 2024 Plan and (vi) the Registration Statement and the exhibits thereto.

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Gogo Inc.

March 14, 2025

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein but have relied upon statements and representations of the officers and other representatives of the Company.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in the Company’s charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuance in connection with the Inducement Awards by at least the number of Shares which may be issued in connection with the Inducement Awards, and we have assumed that such condition will remain true at all future times relevant to this opinion.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when (i) the Registration Statement related to the Shares becomes effective under the Securities Act, (ii) the Shares have been duly issued, delivered and paid for, pursuant to and in accordance with the terms of the Inducement Award Agreements and the 2024 Plan, and (iii) the Shares have been duly countersigned by the Company’s registrar, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and the federal laws of the United States, including the statutory provisions, and all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware or the federal laws of the United States be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Gogo Inc.

March 14, 2025

Sincerely,

/s/ KIRKLAND & ELLIS LLP